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                             CONSENT OF SMITH BARNEY

The Special Committee of the Board of Directors
Lehman/SDI, Inc.
2600 One Logan Square
Philadelphia, PA 19103

Attention: O. Gordon Brewer, Jr. and Ernest L. Ransome, III

Members of the Special Committee

         We hereby consent to the (i) inclusion of our opinion letter to the Special Committee of the Board of Directors of Lehman/SDI, Inc. as Exhibit C to the Proxy Statement/Prospectus of SunSource Inc. and SunSource Capital Trust relating to the proposed corporate conversion and merger of SunSource, L.P. into SunSource, Inc., and (ii) reference made to our firm and such opinion in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                        By: /s/
                                            -----------------------------------
                                            Smith Barney Inc.

New York, NY
March 24, 1997